UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2016

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer.

On March 30, 2016, the ONE Group Hospitality, Inc. (the “Company”) announced the appointment of Alejandro Munoz-Suarez as Chief Operating Officer, effective March 31, 2016.  March 3, 2016, the Company and Mr. Munoz-Suarez agreed to the terms of employment as set forth in an offer letter.

Upon the commencement of his employment, Mr. Munoz-Suarez will receive an annual salary of $365,000 per year, and he will participate in the Company’s annual cash bonus program with a target bonus of 50% of his base salary, to be based upon performance and budget constraints as established by the Company’s Board of Directors.  In addition, Mr. Munoz-Suarez will receive: (i) 250,000 non-qualified stock options to purchase 250,000 shares of the Company’s common stock, with 125,000 options vesting automatically over five years and 125,000 options vesting over five years based on achieving annual financial milestones; and (ii) a sign-on bonus payment of up to $50,000 to be paid on December 1, 2016, subject to certain criteria specified therein.  Mr. Munoz-Suarez will be eligible to participate in the Company's 401(k) plan, health plans and other benefits on the same terms as other salaried employees.

If Mr. Munoz-Suarez is terminated without cause, he will receive six months of severance pay at an annual rate equal to his base salary, payable in lump sum upon termination or in regular pay periods over the six month period.

Prior to joining the Company, Mr. Munoz-Suarez served as President of B&B Hospitality's Pacific Division.

There are no family relationships between Mr. Munoz-Suarez and any director or executive officer of the Company and there are no transactions between Mr. Munoz-Suarez and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release, dated March 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer